EXHIBIT 99.1

Avnet, Inc. 2211 South 47th Street Phoenix, AZ 85034

PRESS RELEASE

October 28, 2004

Avnet, Inc. Reports First Quarter Fiscal Year 2005 Results
Net Income Up Significantly Year over Year

Phoenix, Arizona - Avnet, Inc. (NYSE:AVT) today reported results for the first quarter fiscal year 2005, which ended October 2, 2004. Revenues were $2.60 billion for the quarter, an increase of 8.0% over first quarter fiscal 2004, which included an extra week due to Avnet’s fiscal calendar. Net income for first quarter fiscal 2005 was $36.3 million, or $0.30 per share on a diluted basis, as compared with a net loss of $11.4 million, or $0.09 per share on a diluted basis in the same quarter in fiscal 2004. Current year first quarter net income represents an improvement of $25.5 million, or 236%, over the prior year’s first quarter net income of $10.8 million, or $0.09 per share on a diluted basis, excluding certain charges (which are further discussed in the accompanying financial statements).

Roy Vallee, Chairman and Chief Executive Officer, commented, “On a year over year basis revenue growth of 8% would have been significantly higher if adjusted for the fact that last year’s first quarter included an additional week of sales due to Avnet’s fiscal calendar. Year over year, Electronics Marketing (EM) posted double digit sales per week growth in all three regions and Technology Solutions (TS) sales per week growth was in the mid-single digits. I am pleased that Avnet continued to grow at a double digit rate on a sales per week basis. This performance is a testament to our team’s strong focus on delivering value to our customers.”

Operating income for first quarter fiscal 2005 was $73.1 million, an improvement of $64.7 million over operating income of $8.4 million in first quarter fiscal 2004. Excluding certain charges, operating income for first quarter fiscal 2004 was $40.5 million. Operating income as a percent of sales increased 113 basis points from 1.68% in first quarter fiscal 2004, excluding certain charges, to 2.81% in the current year quarter. This represents the ninth consecutive quarter of year over year improvement in operating income dollars and margin, excluding certain charges.

“Despite slower revenue growth, our gains in productivity over the past several quarters have allowed us to vastly improve our profitability over the prior year,” said Ray Sadowski, Chief Financial Officer. “On revenue growth of 8% we delivered operating income growth, excluding certain charges, of 80% as we continue to identify opportunities and implement operating efficiencies throughout our business to facilitate continued profit expansion.”

Operating Groups – First Quarter

Electronics Marketing sales of $1.56 billion grew 15% over the prior year first quarter, and were down less than 3% sequentially. Year over year, EM’s sales per week were up approximately 24%. Roughly half of the sequential decline was due to the normal seasonal slowdown while the remainder appears to be due to customer inventory reductions. EM’s year over year revenue growth was led by the increase in revenue in the EMEA region with growth of 28%. EM’s operating income of $58.9 million for first quarter fiscal 2005 was 76% higher than prior year first quarter operating income of

$33.4 million, and its operating income margin of 3.76% represented a 130 basis point improvement over the prior year first quarter.

Technology Solutions sales of $1.04 billion were down 1% year over year and flat as compared with fourth quarter fiscal 2004. Year over year, TS’s sales per week grew approximately 6%. TS’s operating income was $27.3 million, a 50% increase as compared with first quarter fiscal 2004 operating income of $18.3 million, and its operating income margin of 2.64% increased 90 basis points over prior year first quarter. This improvement in operating income margin was driven by all three regions with EMEA showing the greatest progress.

Mr. Vallee added, “The Avnet team continues to focus on profitable growth worldwide as evidenced by our growth in the EMEA region and continued profitability in Asia. Over the last three years, Avnet has focused on value based management and operational excellence initiatives, which have significantly improved our expense and asset productivity metrics. These initiatives are designed to improve profitability through cyclical market changes and increase shareholder return over time.”

Outlook

Looking forward to Avnet’s second quarter fiscal 2005, Mr. Vallee stated, “We continue to believe we are in a mid-cycle correction for the electronic components business that will be completed within the next quarter or two and we expect Electronics Marketing revenues to be flat to down 3% sequentially. Business spending on technology products continues to grow at a moderate pace and we expect revenue for Technology Solutions to increase 20% to 25% sequentially due to normal seasonal strength. Therefore, Avnet’s consolidated sales should be in the range of $2.75 billion to $2.85 billion in the second quarter fiscal 2005. We expect earnings to increase sequentially and be in the range of $0.35 to $0.40 per share on a diluted basis, up significantly from GAAP income of $0.07 per share and pro forma income of $0.21 per share in the prior year December quarter.”

Forward Looking Statements

This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and changes in factual circumstances. The forward-looking statements herein include statements addressing future financial and operating results of Avnet and may include words such as “anticipate,” “expect,” believe,” and “should.” Actual results may vary materially from the expectations contained in the forward-looking statements.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the Company’s ability to retain and grow market share, the Company’s ability to generate additional cash flow, any significant and unanticipated sales decline, changes in business conditions and the economy in general, changes in market demand and pricing pressures, allocations of products by suppliers, and other competitive and/or regulatory factors affecting the businesses of Avnet generally.

More detailed information about these and other factors is set forth in Avnet’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K and Form 10-Q. Avnet is under no obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP and Pro forma Financial Information

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles (GAAP), the Company also discloses pro forma or non-GAAP results of operations that exclude certain items. Management believes that providing this additional information is useful to investors to better assess and understand operating performance, especially when comparing results with previous periods or forecasting performance for future periods. Management believes the pro forma measures also help indicate underlying trends in the business. Management also uses pro forma measures to establish operational goals and, in some cases, for measuring performance for compensation purposes.

However, analysis of results and outlook on a pro forma or non-GAAP basis should be used as a complement to, and in conjunction with, data presented in accordance with GAAP. Reconciliations of the Company’s analysis of results to GAAP for the current quarter are attached.

Teleconference Webcast and Upcoming Events

Avnet will host a Webcast of its quarterly teleconference today at 5:00 p.m. Eastern Time. The live Webcast event, as well as other financial information including financial statement reconciliations of GAAP and non-GAAP financial measures, can be accessed through www.ir.avnet.com. Please log onto the site 15 minutes prior to the start of the event to register or download any necessary software. An archive copy of the presentation will also be available after the webcast.

Additional upcoming events and other information can be accessed by visiting Avnet’s investor relations website at www.ir.avnet.com.

About Avnet

Avnet (NYSE:AVT) enables success from the center of the technology industry, providing cost-effective services and solutions vital to a broad base of more than 100,000 customers and 250 suppliers. The Company markets, distributes and adds value to a wide variety of electronic components, enterprise computer products and embedded subsystems. Through its premier market position, Avnet brings a breadth and depth of capabilities that help its trading partners accelerate growth and realize cost efficiencies. Avnet generated more than $10 billion in revenue in fiscal 2004 (year ended July 3, 2004) through sales in 68 countries. Visit Avnet’s Investor Relations Website at www.ir.avnet.com or contact us at investorrelations@avnet.com.

CONTACT: Avnet, Inc.
                      Vincent Keenan
                      Investor Relations
                      (480) 643-7053
                      investorrelations@avnet.com

AVNET, INC.
(MILLIONS EXCEPT PER SHARE DATA)

	FIRST QUARTERS ENDED
	OCTOBER 2,	OCTOBER 4,
INCLUDING RESTRUCTURING AND OTHER CHARGES (1)	2004 (2)	2003 (1) (2)
Sales	$2,600.0	$2,407.6
Income (loss) before income taxes	52.5	(16.5)
Net income (loss)	36.3	(11.4)
Net income (loss) per share:
Basic	$0.30	($0.09)
Diluted	$0.30	($0.09)

	FIRST QUARTERS ENDED
	OCTOBER 2,	OCTOBER 4,
EXCLUDING RESTRUCTURING AND OTHER CHARGES	2004 (2)	2003 (2)
Sales	$2,600.0	$2,407.6
Income before income taxes	52.5	15.7
Net income	36.3	10.8
Net income per share:
Basic	$0.30	$0.09
Diluted	$0.30	$0.09

(1)	The results for the first quarter of fiscal 2004 shown above include the impact of incremental restructuring and other charges recorded primarily in connection with cost cutting initiatives and the combination of the Computer Marketing and Applied Computing operating groups into one operating group now called Avnet Technology Solutions. These restructuring and other charges amounted to $32.2 million pre-tax (all of which is included in operating expenses), $22.2 million after-tax and $0.18 per diluted share. See the Consolidated Statements of Operations included herein for further disclosure of the impacts of these restructuring and other charges.

(2)	Due to Avnet’s fiscal calendar, the quarter ended October 2, 2004 contained 13 weeks while the quarter ended October 4, 2003 contained 14 weeks.

AVNET, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(THOUSANDS EXCEPT PER SHARE DATA)

	FIRST QUARTERS ENDED
		OCTOBER 4, 2003 (1) (2)
			RESTRUCT-
	OCTOBER 2,	REPORTED	URING AND	ADJUSTED
	2004 (2)	RESULTS	OTHER CHGS.	RESULTS
Sales	$2,600,001	$2,407,650	$—	$2,407,650
Cost of sales	2,250,391	2,098,553	—	2,098,553

Gross profit	349,610	309,097	—	309,097
Selling, general and administrative expenses	276,539	268,552	—	268,552
Restructuring and other charges (1)	—	32,153	(32,153)	—

Operating income	73,071	8,392	32,153	40,545
Other income, net	273	2,303	—	2,303
Interest expense	(20,871)	(27,158)	—	(27,158)

Income (loss) before income taxes	52,473	(16,463)	32,153	15,690
Income tax provision (benefit)	16,142	(5,104)	9,967	4,863

Net income (loss)	$36,331	$(11,359)	$22,186	$10,827

Net earnings (loss) per share:
Basic	$0.30	$(0.09)	$0.18	$0.09

Diluted	$0.30	$(0.09)	$0.18	$0.09

Shares used to compute earnings (loss) per share:
Basic	120,523	119,597	119,597	119,597

Diluted	121,280	119,597	119,597	119,597

(1)	The results for the first quarter of fiscal 2004 shown above include the impact of incremental restructuring and other charges recorded primarily in connection with cost cutting initiatives and the combination of the Computer Marketing and Applied Computing operating groups into one operating group now called Avnet Technology Solutions. These charges included severance costs, charges for consolidation of certain owned and leased facilities, write-offs of certain capitalized IT-related initiatives and the write-off of the remaining unamortized deferred loan costs associated with the Company’s multi-year credit facility terminated in September 2003. These restructuring and other charges amounted to $32.2 million pre-tax (all of which was included in operating expenses), $22.2 million after-tax and $0.18 per diluted share.

(2)	Due to Avnet’s fiscal calendar, the quarter ended October 2, 2004 contained 13 weeks while the quarter ended October 4, 2003 contained 14 weeks.

AVNET, INC.
CONSOLIDATED BALANCE SHEETS
(THOUSANDS)

	OCTOBER 2,	JULY 3,
	2004	2004
Assets:
Current assets:
Cash and cash equivalents	$260,466	$312,667
Receivables, net	1,725,661	1,743,962
Inventories	1,447,983	1,364,037
Other	57,532	63,320

Total current assets	3,491,642	3,483,986
Property, plant and equipment, net	183,640	187,339
Goodwill	895,975	894,882
Other assets	293,247	297,444

Total assets	4,864,504	4,863,651

Less liabilities:
Current liabilities:
Borrowings due within one year	119,992	160,660
Accounts payable	1,093,427	1,099,703
Accrued expenses and other	373,381	384,630

Total current liabilities	1,586,800	1,644,993
Long-term debt, less due within one year	1,202,710	1,196,160
Other long-term liabilities	64,166	69,072

Total liabilities	2,853,676	2,910,225

Shareholders’ equity	$2,010,828	$1,953,426

AVNET, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(THOUSANDS)

	FIRST QUARTERS ENDED
	OCTOBER 2,	OCTOBER 4,
	2004	2003
Cash flows from:
Operations:
Net income (loss)	$36,331	$(11,359)
Add non-cash and other reconciling items:
Depreciation and amortization	15,089	18,406
Deferred taxes	9,383	(1,562)
Non-cash restructuring an other charges	—	14,830
Other, net	9,409	10,424

	70,212	30,739
Receivables	32,706	(58,431)
Inventories	(71,086)	(1,268)
Accounts payable	(21,425)	119,028
Accrued expenses and other, net	(17,650)	(33,008)

Net cash flows provided from (used for) operating activities	(7,243)	57,060

Financing:
Repayment of notes	(2,956)	(40,859)
Proceeds from (repayment of) bank debt, net	(38,095)	3,621
Proceeds from other debt, net	(89)	32
Other, net	(151)	753

Net cash flows used for financing activities	(41,291)	(36,453)

Investing:
Purchases of property, plant, and equipment	(6,246)	(7,757)
Cash proceeds from sales of property, plant and equipment	459	1,052
Acquisition of operations, net	(1,045)	(1,448)

Net cash flows used for investing activities	(6,832)	(8,153)

Effect of exchange rates on cash and cash equivalents	3,165	3,147

Cash and cash equivalents:
increase	(52,201)	15,601
at beginning of year	312,667	395,467

at end of period	$260,466	$411,068

AVNET, INC.
SEGMENT INFORMATION
(MILLIONS)

	FIRST QUARTERS ENDED
	OCTOBER 2,	OCTOBER 4,
	2004	2003
SALES
Avnet Electronics Marketing	$1,564.2	$1,357.9
Avnet Technology Solutions	1,035.8	1,049.7

Consolidated	$2,600.0	$2,407.6

OPERATING INCOME (LOSS)
Avnet Electronics Marketing	$58.9	$33.4
Avnet Technology Solutions	27.3	18.3
Corporate	(13.1)	(11.1)

Consolidated Before Restructuring and Other Charges	73.1	40.6
Restructuring and Other Charges	—	(32.2)

Consolidated	$73.1	$8.4